UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 1, 2017

BLUE BIRD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-36267	46-3891989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

402 Blue Bird Boulevard Fort Valley, Georgia 31030	31030
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (478) 822-2801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)(1) - (d)(5) On April 1, 2017, Douglas Grimm was elected as a director of Blue Bird Corporation (the “Company”) to serve as a Class III director for a term expiring in 2020. Mr. Grimm is currently the President and Chief Operating Officer of Metaldyne Performance Group Inc. (NYSE: MPG).

Reference is hereby made to that certain Purchase and Sale Agreement (“Purchase Agreement”) dated as of May 26, 2016 by and among The Traxis Group B.V. (“Traxis”), Blue Bird Corporation (the “Company”) and ASP BB Holdings LLC (“ASP”), an affiliate of American Securities LLC (“American Securities”), which Purchase Agreement is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 27, 2016. Upon consummation of the transactions contemplated by the Purchase Agreement, ASP became the controlling stockholder of the Company. Under the Purchase Agreement, American Securities had certain rights to designate up to four persons to be elected as directors of the Company.

Mr. Grimm was designated by American Securities pursuant to the Purchase Agreement to be elected to the Company’s board of directors. Mr. Grimm has not yet been appointed to any committee of the board, and there is no material plan, contract or arrangement to which Mr. Grimm is a party or in which he participates that has been entered into in connection with this event. It is anticipated that Mr. Grimm will participate in the Company’s current director compensation programs to the same extent as the other directors of the Company, as described in the Company’s Definitive Proxy Statement dated February 3, 2017 with respect to its 2017 Annual Meeting of Stockholders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE BIRD CORPORATION

By:	/s/ Paul Yousif
Name:	Paul Yousif
Title:	General Counsel and Corporate Treasurer
Dated: April 3, 2017